SIDLEY AUSTIN LLP    |BEIJING    GENEVA        SAN FRANCISCO
                   787 SEVENTH AVENUE   |BRUSSELS   HONG KONG     SHANGHAI
SIDLEY AUSTIN LLP  NEW YORK, NY  10019  |CHICAGO    LONDON        SINGAPORE
----------------|  212 839 5300         |DALLAS     LOS ANGELES   TOKYO
SIDLEY          |  212 839 5599 FAX     |FRANKFURT  NEW YORK      WASHINGTON, DC
                                        |
                                        |
                                        |FOUNDED 1866


                                                    EXHIBIT 8.1

                                                    September 28, 2006


GS Mortgage Securities Corp.
85 Broad Street
New York, New York  10004

      Re:   GS Mortgage Securities Corp.
            Registration Statement on Form S-3
            ----------------------------------

Ladies and Gentlemen:

     We have acted as special tax counsel for GS Mortgage Securities Corp., a Delaware corporation (the "Corporation"), in connection with the issuance of the GSAA Home Equity Trust 2006-15 Asset-Backed Certificates (the "Certificates"). The Certificates will be issued by the GSAA Home Equity Trust 2006-15 (the "Trust") under and pursuant to the conditions of a master servicing and trust agreement, dated as of September 1, 2006 (the "Agreement"), as further identified in the prospectus supplement (as defined below), dated September 27, 2006 for such issuance.

     We have examined the prospectus and the Prospectus Supplement (the "Prospectus" and "Prospectus Supplement", respectively) and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

     We have advised the Corporation with respect to certain federal income tax consequences of the proposed issuance of the Securities. This advice is summarized under the heading "Federal Income Tax Consequences" in the Prospectus and "Summary Information--Federal Tax Aspects" and "Federal Income Tax Consequences" in the Prospectus Supplement, all a part of the Registration Statement. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects. We hereby confirm and adopt the opinions expressly set forth under each of the above quoted headings in the Prospectus and the Prospectus Supplement as representing our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of

September 28, 2006
Page 2


the Securities. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm as special federal tax counsel to the Corporation under each of the above quoted headings in the Prospectus and the Prospectus Supplements forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.


                                                    Very truly yours,

                                                    /s/ Sidley Austin LLP